EMPLOYMENT AGREEMENT

Employment Agreement effective as of the ___ day of June, 2007, between Kellwood Company (the “Company”), a Delaware corporation with its principal executive offices at 600 Kellwood Parkway, Chesterfield, Missouri, and ________________ (the “Employee”).

W I T N E S S E T H

In consideration of the premises, the Company and the Employee hereby agree as follows:

1.   This Agreement shall be effective immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any of its provisions shall be operative unless and until there has been a Change in Control of the Company. For purposes of this Agreement, the term “Change in Control” means and shall be deemed to have occurred if at any time prior to the termination, incapacity, death or retirement of Employee (i) at least 25% of the Company’s outstanding common stock (or the equivalent in voting power of any class or classes of outstanding securities of the Company ordinarily entitled to vote in elections of directors) shall be acquired directly or indirectly by any corporation or by any other person or group, or (ii) as a result of, or in connection with, a contested election for directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors of the Company, or (iii) all or substantially all of the Company’s assets shall be sold by the Company, or (iv) the Company is liquidated or ceases to function as a going concern. For purposes hereof, the word “group” means those who act in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended. Upon a Change in Control of the Company, this Agreement and all of its provisions shall become operative immediately.

2.   (a)  The Company hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of the Company, for the period set forth in subparagraph 2(b) below (the “Period of Employment”), in the position and with the duties and responsibilities set forth in Paragraph 3 below, and upon and subject to the other terms and conditions of this Agreement.

(b)  The Period of Employment shall commence on the date this Agreement becomes operative and, subject only to the provisions of subparagraphs 4(a) and 4(b) relating to death or disability, shall continue for a period of thirty-six months.

(c)  Anything herein to the contrary notwithstanding, Employee may terminate or the Company may terminate Employee’s employment without any liability under this Agreement at any time prior to a Change in Control of the Company, and in case of any such termination neither Employee nor the Company shall have any further rights or obligations under this Agreement; provided, however, that the Company shall not terminate this Agreement or alter Employee’s office, title and/or duties as a condition of, or in conjunction with, a Change in Control.

3.   (a)  During the Period of Employment, Employee shall continue to serve as an employee and/or officer of the Company with the same office and title and with substantially the same duties and responsibilities Employee has on the operative date hereof.

(b)  Throughout the Period of Employment, Employee shall devote Employee’s full-time efforts during normal business hours to the business and affairs of the Company, except for reasonable vacation periods and periods of illness or incapacity, but nothing in this Agreement shall preclude Employee from devoting reasonable periods of time required for serving as a director or member of a committee or any organization involving no conflict of interest with the interests of the Company to the extent that Employee may be serving as such from time to time.

4.   If a Change in Control of the Company shall have occurred, Employee shall be entitled to the benefits provided in Paragraph 5 below upon the subsequent termination of Employee’s employment, unless such termination is because of Employee’s death, incapacity, or by the Company for Cause or by Employee other than for Good Reason, subject to the following:

(a)  In the event of Employee’s death during the Period of Employment, Employee’s employment shall terminate on date of Employee’s death.

(b)  If, as a result of Employee’s incapacity due to physical disability or mental illness, Employee shall have been absent from Employee’s duties with the Company on a full-time basis for a period of six months, and if a physician designated by the Company determines in good faith that Employee will qualify for Social Security disability payments and, within thirty days after written Notice of Termination is given, Employee shall not have returned to the full time performance of Employee’s duties, then the Company may terminate Employee’s employment.

(c)  The Company may terminate Employee’s employment for “Cause”. Termination shall be deemed to have been for Cause only (i) if termination shall have been the result of an act or acts of dishonesty on the part of Employee constituting a felony and resulting or intended to result directly or indirectly in substantial gain or personal enrichment at the expense of the Company, or (ii) if there has been a breach by Employee during the Period of Employment of the provisions of subparagraph 3(b) above, and such breach results in demonstrably material injury to the Company. The employment of Employee shall not be considered to have been terminated by the Company for Cause if such termination took place as a result of (i) bad judgment or negligence on the part of Employee, or (ii) any act or omission without intent of gaining therefrom, directly or indirectly, a profit to which Employee was not legally entitled, or (iii) any act or omission believed by Employee in good faith to have been in or not opposed to the interests of the Company, or (iv) any act or omission in respect of which a determination could properly be made that Employee met the applicable standard of conduct prescribed for indemnification or reimbursement or payment or expenses under the By-Laws of the Company or the laws of the State of Delaware or the directors’ and officers’ liability insurance of the Company, in each case as in effect at the time of such act or omission.

(d)  The Employee may terminate Employee’s employment for Good Reason. For purposes of this Agreement, the term “Good Reason” means the material occurrence of any one or more of the following:

(i)

The assignment to Employee of any duties inconsistent with Employee’s duties described in subparagraph 3(a) above or a substantial change in Employee’s reporting responsibilities as of the operative date hereof or as they may vary from time to time without Employee’s express written consent or any removal of Employee from or any failure to re-elect Employee to Employee’s positions described in subparagraph 3(a) above, except in connection with promotions to higher office or the termination of Employee’s employment for Cause.

(ii)	A reduction by the Company in Employee’s base salary as in effect on the date hereof or as the same may be increased from time to time.

(iii)

The failure of the Company substantially to maintain and to continue Employee’s relative level of participation in the same or substantially comparable benefit plans as in effect on the date hereof or as they may be improved from time to time and in other benefits such as club memberships and automobile privileges.

(iv)

The Company’s requiring Employee to be based anywhere other than in or within 25 miles of Employee’s office location immediately prior to the Change in Control except for required travel on the Company’s business to an extent substantially consistent with Employee’s business travel obligations immediately prior to the Change in Control, or in the event Employee consents to relocation, the failure by the Company to pay (or reimburse Employee for) all reasonable moving expenses incurred by Employee relating to a change of Employee’s principal residence in connection with such relocation and to indemnify Employee against any reasonable loss realized in the sale of Employee’s principal residence in connection with any such change of residence.

(v)	The failure of the Company to provide Employee with a reasonable number of paid vacation days to which Employee was entitled as of the date hereof or as the same may be increased from time to time.

(vi)	The failure of the Company to obtain the assumption of this Agreement by any successor as contemplated in Paragraph 10 below.

(vii)	There is purported termination of Employee’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph 4(e) below.

(e)  Any termination by the Company pursuant to subparagraphs 4(b) and (c) above or by Employee pursuant to subparagraph 4(d) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, the term “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated.

(f)  For purposes hereof, the term “Termination Date” means (i) if Employee’s employment is terminated pursuant to subparagraph 4(a) above, Employee’s date of death; (ii) if Employee’s employment is terminated pursuant to subparagraph 4(b) above, thirty days after Notice of Termination is given (provided that Employee shall not have returned to the performance of Employee’s duties on a full-time basis during such thirty day period); (iii) if Employee’s employment is terminated pursuant to subparagraph 4(c) above, the date specified in the Notice of Termination; and, (iv) if Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given provided, that if within thirty days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

5.   (a)  During any period that Employee fails to perform Employee’s duties hereunder as a result of incapacity due to physical disability or mental illness, Employee shall continue to receive Employee’s full base salary at the rate then in effect through the Termination Date and, thereafter, all of the benefits provided to employees under the Company’s Group Insurance Plan and retirement plans or any other plan which the Company may from time to time provide. If Employee’s employment is terminated by death, the Company shall pay Employee Employee’s full base salary through the Termination Date at the rate in effect at the date of death. In both events, in addition, the Company shall pay Employee on the Termination Date all forms of incentive compensation and bonus, if any, with respect to any fiscal year of the Company (“fiscal year”) then ended which pursuant to any Company benefit plan or the Company’s bonus policy would have accrued to Employee on the basis of the Company’s performance but which has not been paid to Employee.

(b)  If Employee’s employment is terminated for Cause, the Company shall pay Employee Employee’s full base salary through the Termination Date at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligation to Employee under this Agreement.

(c)  If Employee’s employment is terminated other than pursuant to subparagraphs 4(a), 4(b) or 4(c) above, or if Employee shall terminate the Employee’s employment for Good Reason, then the Company shall have the obligations and duties described below with respect to Employee, Employee’s dependents, beneficiaries and estate:

(i)

The Company shall pay Employee on the Termination Date Employee’s full base salary through the Termination Date at the highest annual rate in effect during the fiscal year in which the Notice of Termination is given, accrued vacation pay and all forms of incentive compensation and bonus, if any, with respect to any year then ended which pursuant to any Company benefit plan or the Company’s cash bonus policy had accrued or would have accrued to Employee on the basis of the Company’s performance but which has not yet been paid to Employee.

(ii)

The Company shall pay Employee no later than five days after the Termination Date a lump sum amount equal to the sum of (i) two times Employee’s highest annual base salary rate in effect during the fiscal year in which the Notice of Termination is given, (ii) two times the result obtained by dividing the sum of the cash bonus awards earned by Employee (whether or not paid) during the last three fiscal years ended prior to the Termination Date by the number of fiscal years for which awards were earned within such three year period, under the Company’s cash bonus policy, the Kellwood Company Corporate Development Incentive Plan of 1986 and any other cash bonus plan or program maintained by the Company;

(iii)

In addition to any amounts payable to Employee under subparagraphs (i) and (ii) next above, the Company shall pay to Employee no later than five days after the Termination Date a lump sum payment equal to the sum of the (i) annual cash incentive awards which, pursuant to the Kellwood Company Long Term Incentive Plan of 2005, had accrued or would have accrued to Employee through the end of the last fiscal year ended prior to the Termination Date, assuming that Employee had retired on that date, and (ii) last bonus award earned by Employee under the Company’s annual bonus program.

(iv)

The Company shall maintain in full force and effect, for the continued benefit of Employee and his family after the Termination Date, for a period of twenty-four months, all employee benefit plans and programs or arrangements, including health insurance benefits, but excluding qualified and nonqualified defined benefit and defined contribution plans, to which Employee was entitled to participate immediately prior to the Change in Control, provided that continued participation of Employee and his family is possible under the terms and provisions of the plans and programs and would not result in unfavorable tax treatment of the plans to the Company. In the event that the continued participation of Employee and his family in any plan or program is barred or would make the plan or program unable to qualify for favorable tax treatment under the relevant tax laws, the

Company shall arrange at the Company’s expense to provide Employee and his family with benefits substantially similar to those which otherwise would have been so provided under the Company’s plans and programs.

(vi)	In addition, in respect of stock option grants and other benefits:

(a)	Each stock option Employee holds on the Termination Date shall thereafter expire in accordance with the terms of that particular option plan if the option has not otherwise expired.

(b)

Any restrictions on earned but unpaid Awards under the Kellwood Company Corporate Development Incentive Plan of 1986 (the “1986 Plan”) held by Employee on the Termination Date shall automatically lapse and all stock in escrow and funds under the 1986 Plan shall immediately be released from escrow and delivered and paid to Employee on the Termination Date.

(c)

All restrictions on any Restricted Stock granted to Employee under the Kellwood Company Restricted Stock Compensation Plan of 1969 (the “1969 Plan”) shall lapse and all stock granted to Employee that is in escrow under the 1969 Plan shall immediately be released from escrow and delivered to Employee on the Termination Date.

(vii)

Employee shall continue to be indemnified under the Company’s Articles of Incorporation and By-Laws for at least six years following the Change in Control. With respect to any actions or omissions of Employee at any time during his employment by the Company, the Company, at its expense, shall provide Employee coverage under director and officer liability, fiduciary liability and professional liability insurance policies that are the same as, or at least equivalent to, those the Company carries as of the date of this Agreement.

6.   If all or any portion of the amounts payable or the benefits provided to Employee under this Agreement, as a result of a Change in Control, either alone or together with other payments or benefits which Employee has the right to receive from the Company, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) subject to the excise tax imposed by Section 4999 of the Code, the Company shall increase the amounts payable under this Agreement to the extent necessary to place Employee in the same after-tax position (taking into account federal, state and local taxes) as he would have been in had no such excise tax been imposed on the payments and benefits hereunder. The determination of the amount of any such excise taxes initially shall be made by the independent accounting firm employed by the Company immediately prior to the Change in Control for the purpose of auditing the Company’s books. Within ninety days after Employee’s Termination Date, the accounting firm will estimate the amount, if any, of the excise tax payable by Employee. Within thirty days after such estimated excise tax is determined, the Company shall pay to Employee the amount required by this Paragraph 6. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise taxes payable by Employee is greater than the amount initially so determined, then the Company shall pay Employee, within thirty days after such determination, an amount equal to the sum of (i) such additional excise taxes, (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse Employee for any income, excise or other taxes payable by Employee with respect to the amounts specified in clauses (i) and (ii) above, and the reimbursement provided by clause (iii).

7.   If, with respect to any alleged failure by the Company to comply with any of the terms of this Agreement, Employee hires legal counsel, or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of the same, Company shall pay, as they are incurred, Employee’s actual expenses for attorneys’ fees and disbursements, together with such additional payments, to Employee as may be necessary to place Employee in the same after-tax position (taking into account federal, state and local taxes) as he would have been in had the Company not been required to make payments pursuant to this Paragraph 7.

8.   The Company’s obligation to pay Employee the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or anyone else. All amounts payable by the Company under this Agreement shall be paid without notice or demand. In the event any amount due under this Agreement is improperly withheld or is not timely paid, the Company shall pay to Employee interest, compounded daily, on said amount for the period beginning on the Termination Date and ending on the date of payment (“Late Payment Period”) at an annual rate equal to the greater of twelve percent or three percentage points over the average prime rates in effect during the Late Payment Period at The Chase Manhattan Bank. The next preceding sentence shall not in any way release the Company from its obligation to make payment of any amount within the applicable time period specified in this Agreement. Each and every payment made by the Company under this Agreement shall be final, and the Company will not seek to recover all or any part of such payment from Employee, or any other person entitled thereto, for any reason. Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement and, subject to the provisions of subparagraph 3(b), the obtaining of other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement. Benefits that become payable to or with respect to Employee under this Agreement shall be paid directly by the Company from its general assets and the Company shall not be required to segregate on its books any amount to be used for the payment of benefits that become payable under this Agreement.

9.   No waiver of any breach or failure to perform the terms, covenants and conditions of this Agreement shall be binding upon the parties hereto unless the same shall be in writing. Any such waiver shall be for one time only and shall not be for any future breach or failure to perform under the terms of this Agreement.

10.  (a)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled to hereunder if Employee terminated Employee’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Termination Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subparagraph or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)  This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there by no designee, to Employee’s estate.

11.  For the purpose of the Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

To Employee’s current address

as shown on the Company’s records.

If to the Company:

Kellwood Company

600 Kellwood Parkway

P.O. Box 14374

St. Louis, MO 63178

Attention: Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri.

13.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or condition at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

14.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

16.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

17.  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Paragraph 10 above. Without limiting the foregoing, Employee’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this

Paragraph 17 the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

Attest:	KELLWOOD COMPANY

________________________                                                     By: _________________________

Secretary                                                                                     Title: Chief Executive Officer

EMPLOYEE

______________________________